Exhibit 11.2

NetEase, Inc. Insider Trading Policy

Last revised January 1, 2025

Table of Contents

A. Introduction	1
B. Applicability	2
C. Individual Responsibility	2
D. Material Non-Public Information	2
E. General Prohibited Conduct	4
F. Trading Procedures	5
G. Special and Prohibited Transactions	7
H. Exceptions from the Policy	8
I. Trading in Listed Subsidiaries of the Company	9
J. Violations	9
K. Questions	10
L. Acknowledgement, Training & Certification	10

A.	Introduction

NetEase, Inc. (“NetEase” or the “Company”), as a publicly traded company, is committed to complying with all applicable securities laws and regulations.1 In view of the responsibilities and potential liabilities arising under such laws and regulations, the Board of Directors of NetEase has adopted this Insider Trading Policy (“Policy”). The Policy is designed to:

1.	Establish procedures and guidelines regarding the use and disclosure of confidential information;
2.	Prohibit securities-related misconduct, including insider trading, improper disclosure of confidential information, and misuse of confidential information; and
3.	Inform and educate colleagues of their individual responsibilities under applicable securities laws.

[1]

NetEase has American Depositary Shares, each representing five ordinary shares of the Company, traded on the Nasdaq Global Select Market in the United States and its ordinary shares admitted to trading on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”).

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B.	Applicability

The Policy applies to all “Covered Persons”, which is defined to include:

1.

All directors, officers and employees, including employees working on a part-time or temporary basis (collectively, “colleague,” “you,” or “your”) of NetEase and its subsidiaries and controlled affiliates;

2.

All colleagues’ Family Members, which include any (i) spouse, siblings, parents, stepparents, grandparents, children, stepchildren, grandchildren and in-laws (whether by blood, marriage or common-law partnership), and (ii) any other family members who reside in the colleague’s household or whose transactions in Company’s securities are directed by the colleague or are subject to such colleague’s influence or control;

3.	All colleagues’ and their Family Members’ Controlled Entities, which include any entities over which the colleague and/or their Family Members exercise voting or investment control; and
4.	On a case-by-case basis determined by the Company, other persons, such as contractors, consultants, or former colleagues, who have access to or possess material non-public information.
C.	Individual Responsibility

Every Covered Person has individual responsibility to comply with this Policy and all applicable securities laws and regulations. This is regardless of whether the Company has taken or abstained from an action, such as not objecting to a Covered Person’s representation that they do not possess MNPI (defined in Section D below), opening/closing of Trading Windows (see Section F.4 below), or pre-clearing transactions (see Section F.5 below). Appropriate individual judgment should be exercised in connection with any trade in the Company’s securities or another company’s securities.

Where the Covered Person is a Family Member or Controlled Entity of a colleague or a person subject to this Policy (e.g., a consultant), it is that colleague’s / person’s individual responsibility for ensuring that their Family Members and Controlled Entities comply with this Policy.

D.	Material Non-Public Information

In general, any information which the Company has not made available to the general public is considered “confidential information” or “non-public” information.2 For information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors, such as through:

[2]

For additional guidance on the classification of “confidential information” and your responsibilities to safeguard such information, please refer to NetEase’s information handling and management procedures.

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•	The Company’s reports to shareholders;
•	Annual or other reports, documents or other filings submitted to the U.S. Securities and Exchange Commission (the “SEC”) and the Hong Kong Stock Exchange;
•	Proxy statements; and
•	Previously issued press releases.

“Material Non-Public Information” (“MNPI”) encompasses any non-public information (i) that, if publicly known, could reasonably be expected to impact the market price of listed securities, and/or (ii) if there is a substantial likelihood that a reasonable investor would consider such information important in making a decision to buy, sell or hold securities in a company.3

There is no bright line test for determining whether particular information is material.  Such a determination depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information. The following non-exhaustive list sets forth examples of information which could be regarded as material:

•	Financial results or projections;
•	Changes in financial condition or asset value;
•	Negotiations for the acquisition or disposition of significant subsidiaries or assets;
•	Significant new contracts or the loss of a contract;
•	Significant increases or decreases in the number of users, revenue per user or other relevant operating metrics of the Company’s products and services;
•	Significant pricing changes;
•	Significant new products or services;
•	Significant product or service defects or modifications;
•	Significant marketing plans and changes in such plans;
•	Significant capital investment plans and changes in such plans;
•

Pending or threatened material litigation, administrative actions or governmental investigations or inquiries concerning the Company or any of its affiliated companies, officers or directors, or the resolution of any of the foregoing;

•	Major financing or borrowings;
•	New equity or debt offerings;
•	Changes in dividend policy, the declaration of a share split or other changes in the Company’s capital structure;
•	Establishment or cessation of any repurchase programs for the Company’s securities, including any securities of any direct or indirect subsidiaries of the Company;

[3]

In Hong Kong SAR, there is concept similar to MNPI called “inside information” in relation to companies listed on the Hong Kong Stock Exchange. Specifically, “inside information” is defined as any specific information about such company, a shareholder or officer of such company or the listed securities of such company which is not generally known to persons who are accustomed or would be likely to deal in the listed securities of the company but would, if generally known to them, be likely to materially affect the price of its listed securities.

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•	Significant personnel changes;
•	Changes in accounting methods and write-offs; and
•	Any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight.  In other words, if the price of the Company’s securities changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.

E.	General Prohibited Conduct

The prohibitions below apply to actions a Covered Person may take directly or indirectly through Family Members, Controlled Entities or other persons or entities:

a.

Non-disclosure of MNPI. MNPI must not be disclosed to anyone, except persons within the Company or third-party agents of the Company (such as auditors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company.

b.

Trading in the Company’s Securities. No Covered Person may buy, sell, donate or otherwise transact in the Company’s securities while aware of MNPI concerning the Company. Additionally, no Covered Person may buy, sell, donate or otherwise transact in the Company’s securities except in compliance with the Trading Procedures set forth in Section F below.

c.

Tipping. Providing MNPI to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Covered Person may “tip” or provide MNPI concerning the Company to any person other than a director, officer, or employee of the Company, unless required as part of that Covered Person’s regular duties for the Company and authorized by the relevant legal team.

d.

Giving Trading Advice. No Covered Person may give trading advice of any kind about the Company to anyone, whether or not such Covered Person is aware of MNPI about the Company, except that Covered Persons should advise other Covered Persons not to trade if such trading might violate the law or this Policy.

e.

Trading in Other Companies’ Securities. Covered Persons are prohibited from trading or recommending that another person trade in the securities of another company about which the Covered Person has MNPI acquired through his or her position with the Company, including other companies with which the Company has a business relationship or economic link such as the Company's suppliers, customers, partners, or competitors. Note that information not material to the Company may be material to another company.

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F.	Trading Procedures

The below trading procedures (hereinafter “Trading Procedures”) apply to all transactions in the Company’s securities (including American Depositary Shares, ordinary shares or any other equity or debt securities of the Company) by all Covered Persons, unless otherwise specified in this Policy.

1.	Determination of no MNPI

Before any trade of the Company’s securities or another company’s securities, Covered Persons must determine that they do not have knowledge of, or are in possession of, MNPI concerning the Company or the other company. If you have any doubt as to whether or not you have MNPI, or if you may buy or sell the Company’s securities or another company’s securities, you must consult with the NetEase Group General Counsel or the Group International Legal Department (“Legal”).

Please remember that – regardless of any consultation with Legal – it is ultimately your responsibility to ensure that you do not know of or possess MNPI at the time of the trade.

2.	Waiting Period after Public Dissemination of MNPI

In general, Covered Persons should allow at least one full Trading Day after public disclosure of MNPI by the Company for it to become widely disseminated to the public. “Trading Day” means a day on which the Nasdaq Global Select Market is open for trading.  Nasdaq’s regular trading hours are from 9:30 a.m. to 4:00 p.m. Eastern Standard Time (“EST”), Monday through Friday.

3.	Blackout Period

Legal may declare “Blackout Periods” at the times that they deem appropriate and need not provide any reason for making a declaration. During such Blackout Periods, no Covered Persons designated by Legal can trade in Company securities (or any other company’s securities as designated by Legal) without pre-clearance by Legal, regardless of whether such Covered Persons possess any MNPI. Persons made aware of a Blackout Period should not disclose it to anyone else.

4.	Trading Window

Covered Persons shall only conduct transactions involving the purchase or sale of Company securities during designated “Trading Windows”.

For purposes of this Policy, the “Trading Window” for any fiscal quarter generally begins at 6:00 p.m. EST, on the second Trading Day following the date of public disclosure of the financial results for the prior quarter or year, and ends at 6:00 p.m. EST, on the last day of each quarter (March 31, June 30,

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September 30 and December 31).  If public disclosure occurs on a Trading Day prior to 12:00 noon EST, then such date of disclosure shall be considered the first Trading Day following such public disclosure. See Attachment A for sample dates and times for the opening and closing of a Trading Window.

Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor.” All Covered Persons are expected to use good judgment when trading in securities.  Even during a Trading Window, any person with knowledge or possession of MNPI concerning the Company should not engage in any transactions in the Company’s securities until such information has been widely disseminated to the public (see Section F.2 above).

From time to time, the Company may impose a Blackout Period which may suspend any open Trading Windows for designated Covered Persons. During such Blackout Periods, the rules specified in Section F.3 above shall apply.

The Board of Directors of NetEase, in its sole discretion, may approve additional open Trading Windows from time to time.

5.	Pre-Clearance of Insider Trades

All purchases and sales of the Company’s securities by Insiders and their Family Members and Controlled Entities must be pre-cleared by Legal, even during Trading Windows. The only exception to this rule is transactions made under a Rule 10b5-1 trading plan approved pursuant to the terms and requirements set forth in Attachment B of this Policy.

For purposes of this Policy, “Insider” is defined to include: (i) board directors and executive officers of NetEase, Inc., as indicated in the Company’s most recent annual report (subject to any updates occurring subsequent to the publication of such report) and (ii) any individuals designated by Legal and who have been notified of such designation in writing. Legal shall maintain a list of the individuals covered by (ii), which shall be reviewed and updated periodically. See Attachment C for additional information on the categories of individuals who may be designated as “Insiders”.

Insiders must submit pre-clearance requests by email to Legal at least two business days in advance of each proposed transaction. Pre-clearance requests should use the email template in Attachment C of this Policy.

Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that the Insider complies with all other provisions of this Policy and all securities law requirements such as, in the case of directors, officers and other affiliates of the Company, Rule 144 of the U.S. Securities Act of 1933, as amended (“Rule 144”).4 Notwithstanding receipt of pre-clearance, if

[4]	If you have any questions regarding Rule 144, please contact Legal for guidance.

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the Insider becomes aware of MNPI, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

Any transactions by the NetEase Group General Counsel shall be subject to pre-clearance by the Chief Executive Officer, using the same procedures described above.

6.	Foregoing Certain Transactions

To comply with this Policy, a Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities. This may be required even if, for example, he or she planned to make the transaction before learning of MNPI, or where the Covered Person may suffer an economic loss or forego anticipated profit by doing so.

7.	Post-Termination Transactions

This Policy continues to apply to transactions in the Company’s securities after termination of service to the Company.  If an individual is in possession of MNPI when his or her service terminates, or if the Company’s trading window is closed at the time of termination, that individual may not trade in the Company’s securities until any such MNPI has become public or is no longer material and/or the Company’s trading window has opened.  The pre-clearance procedures specified in Section F.5 above, however, will cease to apply to transactions in the Company’s securities upon the opening of the Company’s trading window and/or expiration of any special trading blackout period, at which point the provisions set forth in Section F.4 above shall no longer apply.  Notwithstanding the foregoing, the Company may require certain employees who occupied positions of seniority or high importance (e.g., certain business unit or department heads) to continue to comply with the Trading Procedures for a reasonable period of time post-termination and will notify such employees of those requirements in writing.

G.	Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct associated with certain types of transactions by certain persons subject to this Policy. Attachment D of this Policy specifies which transactions are prohibited by the Company and which persons are subject to these prohibitions. If a person subject to such prohibitions determines that they must engage in an otherwise prohibited transaction, they must first contact Legal for pre-clearance prior to engaging in the transaction.

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H.	Exceptions from the Policy

The Trading Procedures do not apply to the types of transactions below, unless otherwise specifically noted in this Policy or noted in writing by Legal on a case-by-case basis.

1.	Restricted Share Units and Other Equity Awards

The Trading Procedures do not apply to the vesting and settlement of restricted share units or similar awards or the exercise of share options.

However, Trading Procedures do apply to any market sale of shares or other Company securities received upon the settlement of any restricted share unit or similar award or the exercise of any option. The Trading Procedures also apply to any sale of Company securities as part of a broker-assisted cashless exercise of an option, and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or the taxes withheld by the Company with respect to options, restricted share units or similar awards.

2.	Transactions with the Company

The Trading Procedures do not apply to any purchase of the Company’s securities from the Company or sales of the Company’s securities to the Company.

3.	Transactions not Involving a Purchase or Sale

In general, the Trading Procedures do not apply to:

•

Bona fide gifts of shares to another person, unless: (i) the Covered Person making the gift has reason to believe that the recipient intends to sell the Company securities while this Covered Person is aware of MNPI, or (ii) the Covered Person making the gift is subject to particular trading restrictions as to Company securities and the sales by the recipient of the Company securities occur outside a Trading Window.

•

Other transactions not involving a purchase or a sale, such as inheritance of the Company’s securities or receipt of the Company’s securities in a legal settlement, provided that this Policy would apply to any subsequent market sale of such securities.

•	Transactions in mutual funds that are invested in Company securities or in broad-based exchange traded funds that provide indirect and immaterial exposure to the Company’s securities.
4.	Rule 10b5-1 Trading Plans

The Trading Procedures do not apply to purchases or sales of the Company’s securities made pursuant to a Rule 10b5-1 trading plan that: (i) was entered into during a Trading Window, (ii) meets all

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requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) was pre-cleared in advance pursuant to the terms and requirements set forth in Attachment B of this Policy, and (iv) has not been amended or modified in any respect after such initial pre-clearance. Please refer to Attachment B for more information.

I.	Trading in Listed Subsidiaries of the Company

NetEase, Inc. has publicly listed subsidiaries, including Youdao, Inc, and NetEase Cloud Music Inc. (hereinafter, along with any other subsidiaries listed on Hong Kong Stock Exchange, Nasdaq, the New York Stock Exchange or any other exchange, a “Listed Subsidiary”).

Covered Persons who wishes to trade in the securities of any Listed Subsidiary must: (i) only trade within the trading windows of such Listed Subsidiary, (ii) follow the instructions and notices with respect to the time of any applicable trading window or blackout period established by the Company or any Listed Subsidiary, and (iii) comply with the rules and prohibitions regarding MNPI in this Policy and all applicable insider trading policies and procedures of the relevant Listed Subsidiary.5

J.	Violations

A violation of this Policy will be considered a material breach of your duties to the Company and will result in appropriate disciplinary measures in accordance with our Code of Business Conduct and your Employee Handbook. Violations of this Policy may also result in ineligibility for future participation in the Company’s share incentive plans.

Moreover, violations of this policy may also be a violation of applicable insider trading laws and other securities laws and regulations, including U.S. federal and state laws and regulations, Hong Kong SAR laws and regulations, and/or the securities laws and regulations of another country in which you work or reside. Legal liabilities for violating such laws include criminal penalties (including the possibility of imprisonment), civil penalties, and certain injunctions and prohibitions. Such violations – or even allegations of violations – are expensive to defend and tend to significantly impact the reputation of the Company and the individuals involved.

The Company reserves the right to determine, in its own discretion and on the basis of information available to it, whether this Policy has been violated. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. As a matter of principle, the Company will cooperate with all relevant law enforcement

[5]

If a Listed Subsidiary does not have its own insider trading policy, then Covered Persons will need to comply with all relevant rules and requirements of this Policy when trading in the securities of that Listed Subsidiary.

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authorities in connection with the investigation or prosecution of any actual or possible violation of this Policy or applicable law.

Please note that the fact that you are a citizen and/or a resident of one country will not necessarily insulate you from liability for any violations of the laws of another country. For example, in many instances, a PRC citizen may be sued, prosecuted and imprisoned on account of a violation of U.S. or Hong Kong law.

K.	Questions

Please promptly consult a member of the Group International Legal Department at international.legal@service.netease.com if you have any questions regarding the Policy or related to securities trading. You should also first contact Group International Legal if you are uncertain regarding the applicability, interpretation and/or operation of any section of this Policy.

If you would like to report an actual or suspected violation of this Policy, or would like to raise a concern related to this Policy, you can (in addition to contacting Group International Legal) use any of the appropriate channels listed in our Code of Business Conduct.

L.	Acknowledgement, Training and Certification

This Policy is to be delivered to all colleagues at the start of their relationships with the Company and will be redelivered to them upon any material amendment to the Policy. This Policy is also available to all colleagues on NetEase’s intranet.

You are also expected to periodically refresh your understanding of this Policy and certify your ongoing compliance with its requirements by participating in mandatory training and certification activities.

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Attachment A – Trading Window Sample Dates

The following table shows sample dates and times for the opening and closing of a Trading Window. Please note that the actual dates and times for earnings announcements vary from quarter to quarter and from year to year, and therefore the actual opening of a Trading Window may be earlier or later than the ones illustrated below.

Closing of Q2 Trading Window (end of each quarter)		Opening of Q3 Trading Window (two Trading Days after earnings release)	Closing of Q3 Trading Window (end of each quarter)
Eastern Standard Time (EST)	Hong Kong Time[1]		Eastern Standard Time (EST)	Hong Kong Time[1]
June 30 at 6:00 p.m.	July 1 at 6:00 a.m.

Assume earnings announcement released at:

10:00 a.m. on Thursday, Aug. 22, 2024 (HK time) / 10:00 p.m. on Wednesday, Aug. 21, 2024 (EST)

The applicable Trading Window would begin at:

6:00 a.m. on Saturday, Aug. 24, 2024 (HK time) / 6:00 p.m. on Friday, Aug. 23, 2024 (EST)

			September 30 at 6:00 p.m.	October 1 at 6:00 a.m.

Assume earnings announcement released at:

7:30 p.m. on Thursday, Aug. 22, 2024 (HK time)

/ 7:30 a.m. on Thursday, Aug. 22, 2024 (EST),

The applicable Trading Window would begin at:

6:00 a.m. on Saturday, Aug. 24, 2024 (HK time) / 6:00 p.m. on Friday, Aug. 23, 2024 (EST)

_________________________

[1]	Please note that the time difference between EST and Hong Kong may vary depending on if/when the U.S. switches between standard time and daylight savings time.

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Attachment B – NetEase, Inc. Requirements for Rule 10b5-1 Trading Plans

A.	General Information

Rule 10b5-1 issued under the Exchange Act can protect directors, officers and employees from insider trading liability for transactions made under a previously established contract, plan or instruction to trade in the Company’s securities entered into in good faith and in accordance with the terms of Rule 10b5-1 (a “Rule 10b5-1 Plan”). Rule 10b5-1 presents an opportunity for Covered Persons to establish arrangements to sell (or purchase) the Company’s securities in the United States without the restrictions of Trading Windows and Blackout Periods, even when there is material non-public information. However, Rule 10b5-1 Plans also require commitments regarding the trades in advance and thus limit flexibility and discretion, and may not be suitable for all Covered Persons. If you have any questions regarding Rule 10b5-1 Plans, please contact Legal for guidance.

B.	Specific Requirements
1.

Pre-Approval. A number of legal requirements must be satisfied to establish or modify a Rule 10b5-1 Plan. Therefore, all Rule 10b5-1 Plans and modifications thereto must be approved by Legal prior to adoption.

2.

Material Nonpublic Information and Blackout Period. A Covered Person may only enter into a Rule 10b5-1 Plan at a time when they are not aware of any material nonpublic information about the Company or otherwise subject to any Blackout Period.

3.	Trading Window. Each Rule 10b5-1 plan may only be established at a time when the Company’s trading window is open.
4.

Limitations on Number of Rule 10b5-1 Plans. A Covered Person may not establish overlapping Rule 10b5-1 Plans which trade under the same time period, or enter into more than one Rule 10b5-1 Plan during any 12-month period, except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by Legal.

5.

Cooling-Off Periods. The first trade made under the Rule 10b5-1 Plan cannot occur until the applicable date described below (the time between adoption of the Rule 10b5-1 Plan and such first trade is referred to as the “Cooling-Off Period”).

a.

For a director or officer (as defined in Section 16 of the Exchange Act) of NetEase: the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 20-F or Form 6-K disclosing financial results covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and

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b.	For persons who are not directors or officers of NetEase: 30 days after adoption of the Rule 10b5-1 Plan.
6.

Certification. The Rule 10b-5 Plan must include the following certifications: the Covered Person is: (i) not aware of any material non-public information about the Company or the Company’s securities; and (ii) adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

7.

Company Rights. The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Rule 10b-5 Plan, or the execution of transactions made under a Rule 10b-5 Plan.

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Insider Trading Policy (01/2025)

Attachment C – Pre-Clearance Procedures

A.	Current Definition of Insiders

As of this Policy’s last-revised date, the following categories of colleagues are considered Insiders:

•	All board directors and executive officers of NetEase, Inc., as indicated in the Company’s most recent annual report (subject to any updates occurring subsequent to the publication of such report)
•	Any of the following colleagues who have been notified of their status as an “Insider” by Legal in writing:
o

Colleagues in the Finance Department, Internal Audit Department, Internal Controls Department, Tax Department, Investor Relations Department and Group International Legal Department who are closely involved in preparing and reporting the Company’s financial results

o	1st-level Department Heads or Business Group (Unit) heads with access to financial information that represents 25% or more of the Company’s total revenues
o	Other colleagues that Legal, at its sole discretion, deems appropriate to be considered as an “Insider”.

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B.	Pre-Clearance Email Template

Subject: Securities Trading Pre-Clearance Request

I, [name], [job title], am writing to request the NetEase Group General Counsel or his or her designee (“Legal”) to pre-clear the below proposed securities transaction:

•	Transaction type: [purchase] [sale] [exercise of option] [other]
•	Number of shares involved:
•	Proposed transaction price:
•	Expected transaction date: [dd/mm/yyyy]
•	Broker contact information:
•	[Optional] Other relevant information:

I hereby certify that:

•	All information provided above is truthful, accurate and not misleading;
•	I will not execute the proposed transaction until I receive pre-clearance from Legal, nor in any manner that deviates from the terms approved in the pre-clearance;
•	The proposed transaction complies with all applicable laws and regulations and all applicable NetEase policies, including the Code of Business Conduct and the Insider Trading Policy;
•

I do not currently have knowledge or possession of any material non-public information (“MNPI”) regarding NetEase, Inc., its subsidiaries and controlled affiliates, or any other company that may be relevant to the proposed transaction;

•	To the extent that I have knowledge or possession of information which may be considered MNPI, I have provided such information to Legal and received appropriate guidance from Legal;
•

The transaction will not be effected in any manner other than on the Nasdaq Global Select Market or the Hong Kong Stock Exchange (or if it will be, I have provided the relevant information above) and will be effected in compliance with applicable securities laws, including Rule 144 under the U.S. Securities Act of 1933 (as applicable);

•

The undersigned understands and acknowledges that pre-clearance for such transaction by the General Counsel of the Company or a designee does not relieve the undersigned of his or her obligations under securities laws; and

•

I acknowledge that pre-clearance of the above-referenced proposed transaction shall be effective for five Trading Days (as defined in the Insider Trading Policy) following my receipt of approval of the pre-clearance.

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Attachment D – Special and Prohibited Transactions

As of this Policy’s last-revised date, the following categories of transactions are prohibited by the Company, unless written pre-approval is obtained from Legal:

A.	Short Sales

Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities by Covered Persons are prohibited.

B.	Publicly Traded Options

Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on MNPI and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Covered Persons in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.	Hedging Transactions

Hedging or monetization transactions can be done through several possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a colleague to continue to own the Company’s securities obtained through Company equity incentive plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the colleague’s objectives may differ from the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.

D.	Margin Accounts and Pledged Securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in the Company’s securities, Covered Persons are prohibited from holding Company securities in a margin account or otherwise pledging such securities as collateral for a loan.

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